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| FORM 4  |                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                |       OMB APPROVAL         |
----------                                        Washington, D.C. 20549                              |OMB Number:       3235-0287 |
                                                                                                      |Expires: September 30, 1998 |
                                    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               |Estimated average burden    |
                                                                                                      |hours per response......0.5 |
                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     ------------------------------
                          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                               Section 30(f) of the Investment Company Act of 1940

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[  ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[  ] Form 3 Holdings Reported
[  ] Form 4 Transactions Reported


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(Print or Type Responses)
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|1. Name and Address of Reporting Person*  |  2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)|
|                                          |                                               |    to Issuer (Check all applicable)   |
|    Dilworth, Robert                      |              GraphOn Corporation (GOJO)       |    [X] Director       [ ] 10% Owner   |
|                                          |                                               |    [X] Officer (give  [ ] Other       |
|                                          |                                               |        title below)   (specify below) |
|                                          |                                               |                                       |
|                                          |                                               |       Interim Chief Executive Officer |
|                                          |                                               |                                       |
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|(Last)  (First)  (Middle)                 |3. IRS or Social Security  |4.Statement for Month/Day/Year                             |
|                                          |   Number of Reporting     |                                                           |
|   400 Cochrane Circle                    |   Person (Voluntary)      |             11/27/2002                                    |
|------------------------------------------|                           |------------------------------------------------------------
|         (Street)                         |                           |5.If Amendment, Date of Original (Month/Day/Year)          |
|                                          |                           |                                                           |
|    Morgan Hill, CA 95037                 |                           |                                                           |
|------------------------------------------|---------------------------|------------------------------------------------------------
| (City)  (State)  (Zip)                   |7. Individual or Joint/Group Filing  (Check Applicable (Check Applicable               |
|                                          |                                                                                       |
|                                          |   [X] Form Filed by One Reporting Person                                              |
|                                          |   [ ] Form Filed by More Than One Reporting Person                                    |
|                                          |                                                                                       |
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|                                               Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned   |
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|1. Title of Security            |2. Deemed  |3. Trans-  |4. Securities Acquired (A)|5. Amount of      |6. Owner-   |7. Nature of  |
|   (Instr. 3)                   | Execution |   action  |   or Disposed of (D)     |Securities Ben-   |   ship     |   Indirect   |
|                                | Date, if  |   Code    |   (Instr. 3, 4 and 5)    |eficially Owned   |   Form     |   Beneficial |
|                                |any (Month/| (Instr. 8)|--------------------------|Following Reported| Direct (D) |   Ownership  |
|                                | Day/Year) |           |Amount  |(A) or (D)|Price |Transaction(s)    |    or      |   (Instr. 4) |
|                                |           |           |        |                 |(Instr. 3 and 4)  |Indirect (I)|              |
|--------------------------------|-----------|-----------|--------|-----------------|------------------|------------|--------------|
|Common Stock, $0.0001 par value | 11/27/02  |   G       | 60,000 |    D     |      |     53,820       |     D      |              |
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|                                |           |           |        |          |      |                  |            |              |
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|                                |           |           |        |          |      |                  |            |              |
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|                                |           |           |        |          |      |                  |            |              |
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
             SEC 2270 (7-96)                                                                       (Over)

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Form 4 (continued)       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g. puts, calls, warrants, options, convertible securities)
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|1.Title of|2.Converion|3.Deemed |4.Trans-|5.Number of |6.Date Exercis-|7.Title and|8.Price of|9.Number of|10.Ownership|11.Nature  |
|Derivative|or Exercise|Execution|action  |Derivative  |able and Expir-|Amount of  |Derivative|Derivative |Form of     |of Indirect|
|Security  |Price of   |Date, if |Code    |Securities  |ation Date     |Underlying |Security  |Securities |Derivative  |Beneficial |
|(Instr. 3)|Derivative |any      |(Instr  |Acquired (A)|(Month/Day/    |Securities |(Instr. 5)|Benefic-   |Security    |Ownership  |
|          |Security   |(Month/  |8)      |or Disposed |Year)          |(Instr. 3  |          |ially Owned|Direct (D)or|(Instr. 4) |
|          |           |         |        |(D) (Instr  |               |and 4      |          |Following  |Indirect (I)|           |
|          |           |         |        |3, 4 and 5) |               |           |          |Reported   |(Instr. 4)  |           |
|          |           |         |        |            |               |           |          |Transaction|            |           |
|          |           |         |        |            |               |           |          |(Instr. 4) |            |           |
|          |           |         ---------------------------------------------------          |           |            |           |
|          |           |         |  Code  |  (A) | (D) |Date  |Expir-  |Title|Amount|         |           |            |           |
|          |           |         |        |      |     |Exer- |ation   |     |or    |         |           |            |           |
|          |           |         |        |      |     |cis-  |Date    |     |Number|         |           |            |           |
|          |           |         |        |      |     |able  |        |     |of    |         |           |            |           |
|          |           |         |        |      |     |      |        |     |Shares|         |           |            |           |
|          |           |         |        |      |     |      |        |     |      |         |           |            |           |
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Explanation of Responses:




                                                                                           /s/ Robert Dilworth     1/24/03
                                                                                           --------------------    -------
                                                                                           **Signature of            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                                                                                                                             Page 2
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